Exhibit 5.1

ATTORNEYS AT LAW ONE INDEPENDENT DRIVE, SUITE 1300 JACKSONVILLE, FLORIDA 32202-5017 P. O. BOX 240 JACKSONVILLE, FLORIDA 32201-0240 904.359.2000 TEL 904.359.8700 FAX www.foley.com

March 14, 2016	WRITER’S DIRECT LINE 904.633-8913 Email: mkirwan@foley.com
CLIENT/MATTER NUMBER 084091-0136

Emergent Capital, Inc.

5355 Town Center Road

Suite 701

Boca Raton, Florida 33486

Ladies and Gentlemen:

We have acted as counsel to Emergent Capital, Inc., a Florida corporation (the “Company”), in connection with the offer and sale of shares of the Company’s common stock, par value $0.01 per share, with an aggregate offering price of up to $50,000,000 (the “Shares”), which will be offered and sold from time to time under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, File No. 333-198659 (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) on September 9, 2014 and declared effective by the Commission on September 24, 2014. Offers and sales of the Shares will be made under the prospectus (the “Prospectus”) included in the Registration Statement, as supplemented by the prospectus supplement dated March 14, 2016 (the “Prospectus Supplement”) pursuant to an At-the-Market Issuance Sales Agreement dated March 14, 2016 (the “Sales Agreement”) between the Company, FBR Capital Markets & Co. and MLV & Co. LLC.

In connection with the issuance of such securities, we have examined and are familiar with: (a) the articles of incorporation and bylaws of the Company, as presently in effect, (b) the proceedings of and actions taken by the Board of Directors of the Company and (c) such other records, certificates and documents as we have considered necessary or appropriate for purposes of this opinion.

Based on the documents set forth above, we are of the opinion that the Shares have been duly authorized, and when duly issued and delivered against payment therefor, will be legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the state of Florida. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

BOSTON	JACKSONVILLE	MILWAUKEE	SAN DIEGO	SILICON VALLEY
BRUSSELS	LOS ANGELES	NEW YORK	SAN DIEGO/DEL MAR	TALLAHASSEE
CHICAGO	MADISON	ORLANDO	SAN FRANCISCO	TAMPA
DETROIT	MIAMI	SACRAMENTO	SHANGHAI	TOKYO
WASHINGTON, D.C.

March 14, 2016

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Validity of Securities” in the prospectus supplement relating to the offering of the Shares dated March 14, 2016. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ FOLEY & LARDNER LLP